GreenSky, Inc. Reports Fiscal Year 2019 Financial Results

Record Transaction Volume of $6 Billion
Net Income of $96 Million; Adjusted EBITDA of $164 Million
Diluted EPS of $0.49; Adjusted Pro Forma Diluted EPS of $0.57

Atlanta, March 2, 2020, GreenSky, Inc. (“GreenSky” or the “Company”) (NASDAQ: GSKY), a leading financial technology company Powering Commerce at the Point of Sale®, reported financial results today for the fourth quarter and fiscal year ended December 31, 2019.

"In 2019, we facilitated approximately $6 billion of transaction volume, nearly $1 billion greater than in 2018, as we continued to expand our ecosystem of quality merchants and providers,” said David Zalik, Chairman and Chief Executive Officer of GreenSky. “Of note, credit performance in the fourth quarter was strong with continuing trends suggesting further improvement in fiscal 2020. This is a reflection of the significant emphasis we have placed on our risk management initiatives as well as our sustained investment in talent and processes. Thirty-day delinquencies reached a three-year, fourth quarter-end low of 1.38%. The markets in which we compete are enormous. We are well positioned to leverage the benefits of these risk management investments to produce improved operating margins as we look to again post double-digit growth in annual originations on our technology platform in fiscal 2020.”

“As previously announced, the Company has reached an agreement in principle for a three-year, $6 billion forward flow arrangement with a leading institutional asset manager, which would complement our current Bank Partner commitments and provide ample funding for the growth in transaction volume we expect in fiscal 2020,” Zalik added.

Financial highlights

•Transaction Volume: Transaction volume originated on our technology platform in the fourth quarter of fiscal 2019 increased 16% over the fourth quarter of fiscal 2018 to $1.5 billion. Transaction volume for fiscal 2019 increased 18% to $5.95 billion over fiscal 2018. Excluding solar, transaction volume increased 18% quarter over quarter and 21% year over year.
•Transaction Fee Rate: The average transaction fee rate for the fourth quarter of fiscal 2019 decreased to 6.8% from 6.9% in the third quarter of fiscal 2019 and 7.1% in the fourth quarter of fiscal 2018. For fiscal 2019, the average transaction fee rate was 6.8% compared to 6.9% in fiscal 2018. Excluding solar, the average transaction fee rate for the fiscal year was 6.7% up from 6.6% in fiscal 2018.
•Revenue: Revenue in the fourth quarter of fiscal 2019 grew 22% over the fourth quarter of fiscal 2018 to $133.8 million from $109.7 million. Commensurate with the Company's transaction volume growth, transaction fees were up 11% to $100.7 million. Servicing and other revenue of $33.1 million was up $14.4 million, or 77%, of which $9.3 million was primarily due to continued portfolio growth and $5.1 million was due to the recognition of a servicing asset associated with an increase in the contractual fixed servicing fee GreenSky charges certain of its Bank Partners. For fiscal year 2019, revenue grew 28% to $529.6 million from $414.7 million in fiscal 2018. Transaction fees were up 16% to $405.9 million. Servicing and other revenue of $123.7 million was up $58.0 million, or 88%, for fiscal 2019, of which $27.5 million was primarily due to continued portfolio growth and $30.5 million was due to the recognition of a servicing asset.
•Net Income and Adjusted Pro Forma Net Income(1): GAAP Net Income for the fourth quarter and fiscal year 2019 was $5.3 million and $96.0 million, respectively. Fourth quarter and fiscal year 2019 Adjusted Pro Forma Net Income was $20.5 million and $101.6 million, respectively, which reflected incremental tax expense adjusted for certain items, assuming all of the Company's noncontrolling interests were subject to corporate income taxation at our full year expected tax rate of 14.8%.
•GAAP Diluted Earnings per Share and Adjusted Pro Forma Diluted Earnings per Share(1): Fourth quarter 2019 GAAP Diluted Earnings per share was $0.03, compared to $0.11 in the fourth quarter of 2018. Fiscal 2019 GAAP Diluted Earnings per share was $0.49. Adjusted Pro Forma Diluted Earnings per Share was $0.12 compared to $0.11 for the fourth quarter of 2018. For fiscal year 2019, Adjusted Pro Forma Diluted Earnings per Share was $0.57. Given that the Company's initial public offering occurred in May 2018, there is no comparable equivalent for full year 2018.
•Adjusted EBITDA(1) and Operating Cash Flow: Fourth quarter 2019 Adjusted EBITDA was $35.3 million, or 26% of revenue, compared to $32.6 million, or 30% of revenue for fourth quarter 2018. For fiscal year 2019, Adjusted EBITDA decreased by 3% to $164.1 million from $170.0 million in 2018. For the year ended December 31, 2019, operating cash flow was $153.3 million.
•Bank Partner Commitments: As of December 31, 2019, the Company had aggregate Bank Partner commitments of $9.0 billion from its existing Bank Partners, of which $2.2 billion was unused. As a result of loan pay-downs, we anticipate approximately $2.7 billion of additional funding capacity will become available during 2020.
•Liquidity: As of December 31, 2019, the Company had unrestricted cash of $195.8 million, and maintained an unused $100.0 million working capital line of credit.

Key business metrics

	Year Ended December 31,
	2019	2018	Growth
Transaction Volume ($ millions)	$5,954	$5,030	18%
Loan Servicing Portfolio ($ millions, at end of period)(2)	$9,150	$7,341	25%
Active Merchants (at end of period)	17,216	14,907	15%
Cumulative Consumer Accounts (millions, at end of period)	3.03	2.24	35%
Origination Productivity Index(3)	21.3%	22.2%	n/m
__________________________
(1)  Adjusted Pro Forma Net Income, Adjusted Pro Forma Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. Refer to “Non-GAAP Financial Measures” for important additional information.
(2)  The average loan servicing portfolio for the years ended December 31, 2019 and 2018 was $8,213 million and $6,303 million, respectively.
(3)  This index captures projected future gross cash flows related to the respective period's originations, expressed as a percentage of the period's originations. Refer to the Fiscal 2019 Investor Presentation for additional information.
Business update
•Funding diversification. GreenSky reached an agreement in principle relating to a three-year, $6 billion forward flow arrangement with a leading institutional asset manager, which would complement the Company's current Bank Partner funding group. The Company expects to finalize the agreement in the second quarter of fiscal 2020.
•Solid credit quality. The Company maintained an attractive consumer profile. For all loans originated on the GreenSky platform during fiscal 2019, the credit-line weighted average consumer credit score was 770. Furthermore, as of December 31, 2019, 37% of all loans on the GreenSky platform were held by consumers with credit scores over 780 and over 85% of all loans on the GreenSky platform were held by consumers with credit scores over 700.
•Strategic Alternatives Review Process. As previously announced, the Company's Board of Directors, working together with its senior management team and legal and financial advisors, has commenced a process to explore, review and evaluate a range of potential strategic alternatives focused on maximizing stockholder value. The Board's review is ongoing, and the Company does not intend to make further public comment regarding these matters unless and until the Board has approved a specific transaction or alternative or otherwise concludes its review. We would expect to make an announcement in this regard no later than the second quarter of fiscal 2020.
Conference call and webcast
As previously announced, the Company’s management will host a conference call to discuss 2019 results at 8:00 a.m. EST on March 3, 2020. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be accessible through the Company's Investor Relations website at http://investors.greensky.com. A replay of the webcast will be available within two hours of the completion of the call and will be archived at the same location for one year.
About GreenSky, Inc.
GreenSky, Inc. (NASDAQ: GSKY) is a leading technology company Powering Commerce at the Point of Sale® for a growing ecosystem of merchants, consumers and banks. Our highly scalable, proprietary technology platform enables over 17,000 merchants to offer frictionless promotional payment options to consumers, driving increased sales volume and accelerated cash flow. Bank Partners leverage GreenSky’s technology to provide loans to super-prime and prime consumers nationwide. Since our inception, over 3 million consumers have financed over $22 billion of commerce using our paperless, real time “apply and buy” technology. GreenSky is headquartered in Atlanta, Georgia. For more information, visit https://www.greensky.com.
Forward-Looking Statements
This press release contains forward-looking statements that reflect the Company's current views with respect to, among other things, the outcome of its exploration of strategic alternatives, including the terms, structure and timing of any resulting transactions; its operations, including transaction volume and credit performance; its financial performance; and bank partner commitments and other funding initiatives, including the timing and availability of the proposed forward flow arrangement. You generally can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These risks and uncertainties include those risks described in GreenSky's filings with the Securities and Exchange Commission and include, but are not limited to, risks related to the Company's ability to retain existing, and attract new, merchants and bank partners or other funding partners; its future financial performance, including trends in revenue, cost of revenue, gross profit or gross margin, operating expenses, and free cash flow; changes in market interest rates; increases in loan delinquencies; its ability to operate successfully in a highly regulated industry; the effect of management changes; cyberattacks and security vulnerabilities in its products and services; and its ability to compete successfully in highly competitive markets. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, GreenSky disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about the Company’s Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Diluted Earnings per Share, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that Adjusted EBITDA is one of the key financial indicators of its business performance over the long term and provides useful information regarding whether cash provided by operating activities is sufficient to maintain and grow its business. The Company believes that this methodology for determining Adjusted EBITDA can provide useful supplemental information to help investors better understand the economics of its platform.

The Company believes that Adjusted Pro Forma Net Income is a useful measure because it makes its results more directly comparable to public companies that have the vast majority of their earnings subject to corporate income taxation. The Company is presenting these non-GAAP measures to assist investors in evaluating its financial performance and because it believes that these measures provide an additional tool for investors to use in comparing its core financial performance over multiple periods with other companies in its industry.

These non-GAAP measures are presented for supplemental informational purposes only. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as substitutes for, the analysis of other GAAP financial measures, such as net income. The non-GAAP measures GreenSky uses may differ from the non-GAAP measures used by other companies. A reconciliation of each of the foregoing non-GAAP financial measures to the most directly comparable GAAP financial measure is provided below for each of the fiscal periods indicated.

Contacts:
Investor Relations
Rebecca Gardy
404-334-7334
Rebecca.gardy@greensky.com

Media
Julia Sahin, Edelman
212.738.6131
media@greensky.com

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GreenSky, Inc.
Consolidated Balance Sheets
(United States Dollars in thousands, except share data)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$195,760	$303,390
Restricted cash	250,081	155,109
Loan receivables held for sale, net	51,926	2,876
Accounts receivable, net	19,493	15,400
Related party receivables	156	142
Property, equipment and software, net	18,309	10,232
Operating lease right-of-use assets	11,268	—
Deferred tax assets, net	364,841	306,979
Other assets	39,214	8,777
Total assets	$951,048	$802,905

Liabilities and Equity (Deficit)
Liabilities
Accounts payable	$11,912	$5,357
Accrued compensation and benefits	10,734	8,484
Other accrued expenses	3,244	1,015
Finance charge reversal liability	206,035	138,589
Term loan	384,497	386,822
Tax receivable agreement liability	311,670	260,901
Related party liabilities	—	825
Operating lease liabilities	13,884	—
Financial guarantee liability	16,698	626
Other liabilities	47,317	35,051
Total liabilities	1,005,991	837,670

Commitments, Contingencies and Guarantees

Equity (Deficit)
Class A common stock, par value $0.01 and 80,089,739 shares issued and 66,424,838 shares outstanding at December 31, 2019 and 59,197,863 shares issued and 54,504,902 shares outstanding at December 31, 2018	800	591
Class B common stock, par value $0.001 and 113,517,198 and 128,549,555 shares issued and outstanding at December 31, 2019 and 2018, respectively	114	129
Additional paid-in capital	115,782	44,524
Retained earnings	56,109	24,218
Treasury stock	(146,234)	(43,878)
Accumulated other comprehensive income (loss)	(756)	—
Noncontrolling interest	(80,758)	(60,349)
Total equity (deficit)	(54,943)	(34,765)
Total liabilities and equity (deficit)	$951,048	$802,905

GreenSky, Inc.
Consolidated Statements of Operations
(United States Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenue
Transaction fees	$100,710	$90,997	$405,905	$348,904
Servicing and other	33,126	18,734	123,741	65,769
Total revenue	133,836	109,731	529,646	414,673
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	69,358	55,170	248,580	160,439
Compensation and benefits	22,161	16,106	84,052	62,360
Sales and marketing	753	940	4,089	3,781
Property, office and technology	4,156	3,548	17,099	13,199
Depreciation and amortization	2,187	1,249	7,304	4,478
General and administrative	7,379	3,208	24,458	13,807
Financial guarantee	16,664	827	20,699	1,607
Related party	617	535	2,412	2,212
Total costs and expenses	123,275	81,583	408,693	261,883
Operating profit	10,561	28,148	120,953	152,790
Other income (expense), net
Interest and dividend income	2,698	1,397	6,057	6,111
Interest expense	(5,660)	(6,193)	(23,860)	(23,584)
Other gains (losses), net	(5,892)	61	(14,302)	(1,803)
Total other income (expense), net	(8,854)	(4,735)	(32,105)	(19,276)
Income before income tax expense (benefit)	1,707	23,413	88,848	133,514
Income tax expense (benefit)	(3,597)	565	(7,125)	5,534
Net income	$5,304	$22,848	$95,973	$127,980
Less: Net income attributable to noncontrolling interests	3,265	16,143	63,993	103,724
Net income attributable to GreenSky, Inc.	$2,039	$6,705	$31,980	$24,256

Earnings per share of Class A common stock(1):
Basic	$0.03	$0.12	$0.52	$0.43
Diluted	$0.03	$0.11	$0.49	$0.41

(1)For the year ended December 31, 2018, basic and diluted earnings per share of Class A common stock are applicable only for the period from May 24, 2018 through December 31, 2018, which is the period following the initial public offering and related Reorganization Transactions.

GreenSky, Inc.
Consolidated Statements of Cash Flows
(United States Dollars in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$95,973	$127,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,304	4,478
Share-based compensation expense	13,754	6,038
Equity-based payments to non-employees	15	16
Fair value change in servicing assets and liabilities	(29,679)	945
Operating lease liability payments	(394)	(392)
Financial guarantee losses (gains)	16,072	(94)
Amortization of debt related costs	1,675	1,684
Original issuance discount on term loan payment	(42)	(31)
Loss on extinguishment of debt	—	—
Impairment losses	—	19
Deferred tax expense (benefit)	(7,125)	5,525
Loss on remeasurement of tax receivable agreement liability	9,790	—
Changes in assets and liabilities:
(Increase) decrease in loan receivables held for sale	(49,050)	70,730
(Increase) decrease in accounts receivable	(4,049)	2,958
(Increase) decrease in related party receivables	(14)	76
(Increase) decrease in other assets	(434)	1,574
Increase (decrease) in accounts payable	6,860	(1,488)
Increase (decrease) in finance charge reversal liability	67,446	44,441
Increase (decrease) in related party liabilities	—	(722)
Increase (decrease) in other liabilities	25,225	(7,311)
Net cash provided by operating activities	$153,327	$256,426

Cash flows from investing activities
Purchases of property, equipment and software	$(15,381)	$(6,581)
Net cash used in investing activities	$(15,381)	$(6,581)

GreenSky, Inc.
Consolidated Statements of Cash Flows (Continued)
(United States Dollars in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from financing activities
Proceeds from term loan	$—	$399,000
Repayments of term loan	(3,958)	(352,094)
Payment of debt issuance costs	—	—
Class A common stock repurchases	(104,272)	(41,847)
Member distributions	(23,468)	(141,518)
Proceeds from option exercises after Reorganization Transactions	307	59
Payment of option exercise taxes after Reorganization Transactions	(12,351)	(4,869)
Payment of taxes on Class B common stock exchanges	(2,198)	—
Payments under tax receivable agreement	(4,664)	—
Proceeds from IPO, net of underwriters discount and commissions	—	954,845
Purchases of GreenSky Holdings, LLC units	—	(901,833)
Purchases of Class A common stock	—	(53,012)
Issuances of Class B common stock	—	129
Redemptions of GreenSky Holdings, LLC units prior to Reorganization Transactions	—	(496)
Payment of IPO related expenses	—	(3,855)
Member contributions	—	—
Equity option and warrant exercises prior to Reorganization Transactions	—	339
Payment of equity transaction expenses prior to Reorganization Transactions	—	(32)
Net cash used in financing activities	$(150,604)	$(145,184)
Net increase (decrease) in cash and cash equivalents and restricted cash	(12,658)	104,661
Cash and cash equivalents and restricted cash at beginning of period	458,499	353,838
Cash and cash equivalents and restricted cash at end of period	$445,841	$458,499

Supplemental cash flow information
Interest paid	$22,429	$21,892
Income taxes paid	11	—
Supplemental non-cash investing and financing activities
Equity transaction costs accrued but not paid	$—	$82
Leasehold improvements acquired but not paid	—	300
Distributions accrued but not paid	5,978	10,086
Treasury stock traded but not settled	—	2,031

Reconciliation of Adjusted EBITDA
(United States Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$5,304	$22,848	$95,973	$127,980
Interest expense	5,660	6,193	23,860	23,584
Tax expense (benefit)	(3,597)	565	(7,125)	5,534
Depreciation and amortization	2,187	1,249	7,304	4,478
Equity-based compensation expense(1)	4,045	1,738	13,769	6,054
Change in financial guarantee liability(2)	16,215	—	16,215	—
Transaction expenses(3)	4,962	—	11,345	2,393
Non-recurring expenses(4)	515	—	2,804	—
Adjusted EBITDA	$35,291	$32,593	$164,145	$170,023
(1)Includes equity-based compensation to employees and directors, as well as equity-based payments to non-employees.
(2)Includes losses recorded in the fourth quarter of 2019 associated with the financial guarantee arrangement for a Bank Partner that did not renew its loan origination agreement.
(3)For the three months and year ended December 31, 2019, includes loss on remeasurement of the Company's tax receivable agreement liability of $3.4 million and $9.8 million, respectively, and professional fees associated with its strategic alternatives review process of $1.5 million and $1.5 million, respectively. For the year ended December 31, 2018, includes certain costs associated with the Company's IPO, which were not deferrable against the proceeds of the IPO. Further, includes certain costs, such as legal and debt arrangement costs, related to the Company's March 2018 term loan upsizing.
(4)For the three months ended December 31, 2019, includes legal fees associated with IPO related litigation. For the year ended December 31, 2019, includes (i) legal fees associated with IPO related litigation of $2.0 million, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $0.2 million, and (iii) lien filing expenses related to certain Bank Partner solar loans of $0.6 million.

Reconciliation of Adjusted Pro Forma Net Income
(United States Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$5,304	$22,848	$95,973	$127,980
Change in financial guarantee liability(1)	16,215	—	16,215	—
Transaction expenses(2)	4,962	—	11,345	2,393
Non-recurring expenses(3)	515	—	2,804	—
Incremental pro forma tax expense(4)	(6,543)	(1,395)	(24,768)	(21,248)
Adjusted Pro Forma Net Income	$20,453	$21,453	$101,569	$109,125
(1)Includes losses recorded in the fourth quarter of 2019 associated with the financial guarantee arrangement for a Bank Partner that did not renew its loan origination agreement.
(2)For the three months and year ended December 31, 2019, includes loss on remeasurement of the Company's tax receivable agreement liability of $3.4 million and $9.8 million, respectively, and professional fees associated with its strategic alternatives review process of $1.5 million and $1.5 million, respectively. For the year ended December 31, 2018, includes certain costs associated with the Company's IPO, which were not deferrable against the proceeds of the IPO. Further, includes certain costs, such as legal and debt arrangement costs, related to the Company's March 2018 term loan upsizing.
(3)For the three months ended December 31, 2019, includes legal fees associated with IPO related litigation. For the year ended December 31, 2019, includes (i) legal fees associated with IPO related litigation of $2.0 million, (ii) one-time tax compliance fees related to filing the final tax return for the Former Corporate Investors associated with the Reorganization Transactions of $0.2 million, and (iii) lien filing expenses related to certain Bank Partner solar loans of $0.6 million.
(4)Represents the incremental tax effect on net income, adjusted for the items noted above, assuming that all consolidated net income was subject to corporate taxation for the periods presented. For the years ended December 31, 2019 and 2018, we assumed effective tax rates of 14.8% and 19.7%, respectively.

Reconciliation of Adjusted Pro Forma Diluted Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019
GAAP Diluted EPS	$0.03	$0.11	$0.49
Change in financial guarantee liability	0.09	—	0.09
Transaction expenses	0.03	—	0.06
Non-recurring expenses	—	—	0.02
Incremental tax expense(1)	(0.03)	—	(0.09)
Adjusted Pro Forma Diluted EPS(2)	$0.12	$0.11	$0.57

Weighted average shares outstanding – diluted	176,776,337	188,898,658	179,448,045

(1)Represents the incremental tax effect on GAAP diluted EPS of the items noted above, and assuming that all consolidated net income was subject to corporate taxation for the periods presented. For the full year 2019, we assumed a tax rate of 14.8%.
(2)Adjusted Pro Forma Diluted EPS represents Adjusted Pro Forma Net Income divided by GAAP weighted average diluted shares outstanding.